Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is by and between Kaleido Biosciences, Inc. (the “Company”) and Alison Lawton (the “Employee”) and is made effective as of July 20, 2020 (the “Effective Date”).

WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of January 24, 2019 (the “Employment Agreement”);

WHEREAS, the Employee has chosen to step down from her position as President and Chief Executive Officer on the Effective Date, and resign from employment with the Company effective December 31, 2020;

WHEREAS, the Company and the Employee wish to amend certain provisions of the Employment Agreement pending the Employee’s resignation; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby accepted and acknowledged by the Company and the Employee, the parties agree as follows:

1.Section 1(b) shall be stricken from the Employment Agreement, and replaced with the following:

(b)Position and Duties.  The Employee resigns from her position as President and Chief Executive Officer of the Company on the Effective Date. From the Effective Date until December 31, 2020 (the “Resignation Date”), the Employee shall serve as a special advisor in the Office of the CEO, and shall perform such duties as may from time to time be prescribed by the Company’s Board of Directors or the Office of the CEO.  During the period from January 1, 2021 through June 30, 2021, in consideration for the benefits described herein, the Employee shall provide continued consulting services to the Company for up to five days per month, if requested by the Company’s Board of Directors or the Office of the CEO.

2.A new Section 1(c), Resignation Effective December 31, 2020, shall be added to the Employment Agreement, as follows:

(c)Resignation Effective December 31, 2020.  This Agreement, as amended, shall terminate pursuant to the Employee’s voluntary resignation, effective December 31, 2020 (the “Resignation Date”).  Notwithstanding anything in this Amendment or in the Employment Agreement to the contrary, the Employee agrees that (i) the Employee’s decision to step down from her position as President and Chief Executive Officer of the Company and agree to the terms of this Amendment, and (ii) the termination of the Employee’s employment pursuant to this Amendment, are voluntary and do not trigger a Good Reason condition.

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3.The first sentence of Section 2(a) shall be stricken from the Employment Agreement and replaced with the following: “The Company shall continue the Employee’s base salary at its current rate, through the Resignation Date.”

4.Section 2(b), Incentive Compensation, shall be stricken from the Employment Agreement and replaced with the following:

(b)Incentive Compensation.  Subject to the Employee’s compliance with her Employment Agreement, as amended, the Company shall pay the Employee a short-term incentive payment for the 2020 calendar year equal to 50% of the Employee’s base salary, to be paid on the date when the Company pays incentive compensation to its other executives, in accordance with Company’s bonus program.

5.Section 2(c), Equity, shall be amended by adding the following at the end of such Section 2(c):  “Notwithstanding anything in the Equity Documents to the contrary, subject to the Employee’s compliance with her Employment Agreement, as amended, the Employee shall continue to vest in the options she was granted to purchase Common Stock in the Company, through the Resignation Date.

6.A new Section 4(c), Resignation Effective December 31, 2020, shall be added to the Employment Agreement, as follows:

(c)Resignation Effective December 31, 2020.  Subject to the Employee’s compliance with her Employment Agreement, as amended, and the Employee signing a Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable and fully effective, all within 45 days after the Resignation Date (or such shorter time period provided in the Separation Agreement and Release): (i) the 46,325 RSUs granted to the Employee on February 28, 2020 (with a market price at time of grant equal to $5.97) shall accelerate and vest effective on the Resignation Date, (ii) any options to purchase Common Stock in the Company that otherwise would have vested on or prior to June 30, 2021 had the Employee continued her employment through June 30, 2021, shall accelerate and vest effective on the Resignation Date, and (iii) the Company shall extend the period during which the Employee can exercise any of her vested options to purchase Common Stock in the Company until December 31, 2022.  Any termination or forfeiture of such equity that otherwise would have occurred on or within 45 days after the Resignation Date will be delayed until the 45th day after the Resignation Date (but, in the case of any option, not later than the expiration of the term of the option) and will occur only to the extent such equity does not vest pursuant to this Section 4(c).  You acknowledge that the following summarizes all vested options as of the Effective Date that have not been exercised (“Options Vested June 30, 2020”), all options that are scheduled to vest during the period through the Resignation Date (“Addit. Options Scheduled To Vest Thru Dec 31, 2020”), and all RSUs and options that were subject to vesting on or prior to June 30, 2021 and will vest effective December 31, 2020, subject to the conditions identified above (Addit. Opt Sched. To Vest from Jan 2021-June 2021 and RSU Vesting).

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Grant Date Name	Grant Price	ISO	NQ	RSUs Granted	Total Options /RSU Granted	Options Vested June 30, 2020	Addit.Options Scheduled To Vest Thru Dec 31, 2020	Addit. Opt Sched. To Vest from Jan 2021-June 2021	RSU Vesting
12/6/2017	$2.22	90,090	72,410	--	162,500	39,688	40,937	40,938	--
8/16/2018	$10.28	19,454	798,494	--	817,948	357,853	102,244	102,244	--
2/27/2019	$15.00	6,666	143,334	--	150,000	46,875	18,750	18,750	--
11/15/2019	$6.56	150,000		--	150,000	--	37,500	18,750	--
4/15/2020	$6.00	118,500		--	118,500	--	--	29,625	--
2/28/20				46,325	46,325	--	--	--	46,325

The exercise of any such options/RSUs shall be subject to the terms of the applicable option/RSU grant agreement, and the Company’s equity plan, except as revised herein.  This section is not intended to modify in any respect the rights to which you would otherwise be entitled if you were not to agree to this Amendment or the terms governing your equity.  The above summary is set forth solely to confirm certain information concerning your equity in the Company.

7.All other provisions of the Employment Agreement, including without limitation the Restrictive Covenant Agreement, shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

8.The validity, interpretation, construction and performance of this Amendment and the Employment Agreement, as amended herein, shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles.

REMAINDER OF PAGE IS BLANK

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9.This Amendment may be executed in separate counterparts.  When both counterparts are signed, they shall be treated together as one and the same document.  PDF copies of signed counterparts shall be equally effective as originals.

IN WITNESS WHEREOF, the parties have executed this Amendment effective on the Effective Date.

KALEIDO BIOSCIENCES, INC.
By:	/s/ Jerald Korn
Name:	Jerald Korn
Title:	General Counsel

EMPLOYEE:
/s/ Alison Lawton
Alison Lawton

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